Contract No.: 28001

Labor Contract

Party A (Employer): Rise King Century Technology Development (Beijing) Co., Ltd.

Party B (Employee): CHENG Handong

Date of Signing: April 1, 2009

Party A: Rise King Century Technology Development (Beijing) Co., Ltd.
Address: No.3 Min Zhuang Road, Building 6, Yu Quan Hui Gu Tuspark, Haidian District, Beijing.
Legal Representative: ZHANG Zhige

Party B: CHENG Handong (employee)
Resident ID No.: 422201197101291310
Place of Household Registration: Xiaogan City, Hubei Province
Contact Telephone No.: 13801099982

Pursuant to the need for business development, Party A employs Party B to work for Party A (the “Company”). Both parties hereby, pursuant to the Labor Law and other relevant statutes and regulations, on the basis of equality and voluntariness, and through consultation and consensus, enter into this contract and agree as follows:

I.	Term of the Contract

Article 1.	Being unanimously agreed by both parties, the term of this Contract adopts the _2nd_ type from the following:

1.	Fixed term of ______ years, from year___ month___ date___ to year___ month ___ date___ (not including Probation Period);

2.	Non-fixed term;

3.	Upon the completion of certain duties.

II.	Job Title and Duties

Article 2.
Party A, pursuant to its work needs, employs Party B to assume the Position of Chairman of the Board at the Department of Management . Based on the job requirements and Party B’s performance, Party A has the right to promote or adjust Party B’s affiliated department and job title. Without valid reasons, Party B may not refuse such job change or re-arrangement by Party A. Party B shall fulfill all duties of the re-arranged post and accept the adjusted salary subject to the position/salary adjustment sheet.

Article 3.
Following Party A’s requirements, Party B shall complete the number of work hours and tasks by the required quality standards, and shall take good care of his/her own office supplies and the facilities of the working area.

III.	Work Schedule, Rests and Vacations

Article 4.	Pursuant to the relevant state regulations, Party A implements a work schedule of 5 work days per week, not exceeding 44 work-hours per week ;

Article 5.	Party A may arrange Party B to extend its work hours or to work overtime due to the business needs;

Article 6.	Party A shall protect Party B’s right to rest; Party B is entitled to days of rest, holidays, wedding leave, funeral leave, and maternity leave.

IV.	Labor Compensation

Article 7.
According to the Company’s principle of compensation and method of evaluation, and based on Party B’s performance and achievement, Party A determines the salary level and distribution method for Party B. Based on its performance, job position and the Company’s operation situation, Party B’s salary may be adjusted accordingly by the Company, which shall not be lower than the minimum salary level required by the local government. Party B is liable for its salary and individual income taxes, which Party A is responsible to withhold or collect.

Employee salary compensation is confidential information of the Company. Employees are responsible for keeping such information confidential, and no one is allowed to disclose it to others. If a disclosing act is identified, the Company reserves the right to investigate this act for liability, including economic penalty (up to the total sum of the Employee’s salary of 12 previous months) and dismissal.

Article 8.	In the event Party A arranges Party B to extend its work hours or to work overtime, this must be done in accordance with the Employee Handbook of the Company.

V.	Insurances and Benefits

Article 9.
Within the term of the contract, Party A shall take out employee-related “medical insurance”, “old-age insurance”, “unemployment insurance” and “working safety insurance” for Party B, pursuant to the relevant state regulations. For Party B’s social labor insurance,  Party A will withhold the portion assumed by the Employee from its salary.

Article 10.	Within the term of the contract, Party B is also entitled to some relevant benefits provided in the Employee Handbook.

Article 11.	In the event Party B contracts occupational disease or is injured at work, it shall be handled in accordance with the relevant regulations of the state and Beijing governments.

Article 12.
In the event Party B is sick or injured by non-work accidents, the resulting medical treatment period(s) shall be defined in accordance with the relevant regulations of the state and Beijing governments, except for situations resulting from Party B’s self-harming acts, after-work illness and injuries, or injuries caused by its violation of the state laws and statutes.

Article 13.
In the event Party B had become ill before employed and was not satisfying the health condition required by Party A for the job,  but concealed its medical history, Party B is solely responsible for all the resulting costs and fees.

VI.	Rights and Obligations of Both Parties

Article 14	Rights of Party A

1.
Pursuant to the relevant laws, statutes, and policies, Party A is entitled to establish, and to monitor the implementation of, various rules and regulation for the Company in order to regulate Party B’s behaviors. If Party B violates the rules and regulations of the Company, Party B has the right to penalize.

2.	Party A shall provide education and training to Party B; and according to job duties, check and urge Party B in completing the given tasks.

3.	Within the term of the contract, depending on the work demand, Party A has the right to adjust or change Party B’s job position.

Article 15	Obligations of Party A

1.	Party A must operate or develop its business in accordance with the laws and statutes of People’s Republic of China;

2.
Party A must, pursuant to the state laws and statutes, establish rules and regulations for the Company; and provide Party B with training with regard to law-abiding, professional virtue and technical skills;

3.	Party A must provide necessary working environment, condition, equipment and tools to Party B.

Article 16.	Rights of Party B

1.	Party B is entitled to the labor protection, insurances and vacations provided by Party A according to law;

2.	Party B is entitled to receive labor compensation, bonus, and allowance according to relevant provisions;

3.	Within the term of the contract, if there is a dispute between both parties, Party B has the right to apply for mediation, arbitration or resort to litigation.

Article 17.	Obligations of Party B

1.	Party B must comply with the laws and statutes of People’s Republic of China, the rules and regulations of the Company, and the labor disciplines;

2.
Party B shall bring its own computer when working at the Company, and ensure that all the software programs installed on the computer are legal and authorized. Any disputes, controversies and their associated legal responsibilities lie solely with Party B.

3.
Within the term of the contract or within the first year after this contract was terminated, Party B must keep confidential the Company’s business secrets and is not allowed to use or let others use such information, or to disclose to others any information concerning Party A’s technology and operation; nor allowed to work for another employer by engaging in any job that competes with the Company’s business. The “others” includes:

1) Personnel internal to Party A who is not permitted but use such information;

2) Personnel external to Party A who use such information without the Company’s written consent;

4.
Within the first year after the contract is terminated, Party B may not contact for any commercial purpose, or provide to a third party information about, clients or entities with which Party B was acquainted during its employment with Party A;

5.
When leaving its position, Party B shall do its own job well for the handover; and shall turn all the records, notebooks and all materials in connection with Party B’s work, including photocopies, computer software, etc., over to Party A.

VII.	Liability for Breach

Article 18.	Within the term of the contract, any of the following acts by Party B constitutes a breach:

1.	Unilaterally dissolves the contract without notice;

2.	Violates Party A’s labor disciplines or operation rules;

3.	Operates the same business of its own; or works for other in-competition employers who operates the same business as Party A;

4.	Discloses the business secrets of the Company;

5.	Conducts other acts violating this labor contract.

In the event Party B is found to be guilty of any above acts, Party A is entitled to suspend Party B’s salary, while requiring Party B to be responsible for all the losses and damages.

Article 19.	Amendments to Labor Contract

Under the following circumstances, both parties may make amendments to the related provisions of the labor contract herein:

1.	In the event Party A switches to other production or changes operation tasks;

2.	Over matters on which both parties agree through consultation and consensus;

3.	In the event the related statutes or policies have been revised or repealed.

Article 20.	Renewal of Labor Contract

Closing to the expiration date of this contract, depending on Party A’s work demand or Party B’s request, both parties may renew the labor contract based on consultation and agreement. The contract party of either side shall announce its intent of such to the other within 30 days before the contract is expired. If both parties are not able to reach an agreement on the renewal, the labor contract will terminate naturally upon the expiration of this contract.

Article 21	Termination of Labor Contract

1.	The execution of this contract will be terminated upon the expiration of the contract or the completion of the tasks/duties prescribed herein;

2.	The performance of this contract is impossible due to Force Majeure;

3.
In the event Party A, after being confirmed by certain government agencies, has closed its business, shut down its joint venture, announced bankruptcy, or entered into the legal rectification period for being on the verge of bankruptcy.

Article 22	Dissolution of Labor Contract

1.	Upon consultation and consensus of both parties, this contract may be dissolved;

2.	In the event Party B submits an written notification to Party A 30 days in advance, this contract may be dissolved;

3.	Upon the occurrence of any of the following, Party A may dissolve the contract:

1) Party B’s serious violation the labor disciplines or Party A’s rules and regulations; dereliction of duty; or fraud that causes material damages to the Company’s interests;

2) Party B’s entering into labor relationship with other employer in the same period, seriously affecting its performance of the Company’s duties or tasks; or Party B’s refusal to correct the faults at Party A’s request.

3)  Party B deceives or swindles Party A into signing or changing the labor contract against its true intention.

4) Within the term of employment, Party B discloses information concerning Party A’s technology or business operation.

5) Party B is being prosecuted in accordance with the law.

4.
Upon the occurrence of any of the following, the labor contract may be dissolved after Party A gives a written notification to Party B 30 days in advance, or pays Party B salary for one additional month:

1) Party B becomes ill or suffers non-work related injury; and, after the required medical treatment period, still unable to perform its original work or other work re-arranged by Party A;

2) Party B is not competent for its work, and after receiving training or being re-assigned, is still not competent for its work;

3) The objective circumstances under which the labor contracted was executed have undergone material changes, rendering the original contract impossible to be fulfilled; and both parties are unable to reach agreement on the amendment of the contract after consultation.

5.	If any of the following happens to Party B, Party A may not dissolve this contract in accordance with Item 4 above (under Article 22):

1) Party B is engaged in operations that carry risks of contracting occupational disease and has not received physical health checkup before leaving post, or is suspected to be an occupational disease patient under diagnosis or medical observation.

2) Party B has contracted occupational disease while employed by Party A, or was injured during work and determined to have lost or partially lost his ability to work.

3) Party B is sick or suffers non-work related injury but is within the required treatment period.

4) Party B is a female employee during pregnancy, labor and nursing period;

5) Party B has worked consecutively for 15 years in the Company and is less than 5 years from legal retirement age;

6) Other circumstances provided by law and administrative statutes.

IX.	Resolution of Labor Disputes

Article 23
In the event a dispute arises between both parties in the course of fulfilling this contract, the concerned parties shall submit a request to the Labor Dispute Mediation Committee for mediation; If such mediation proves ineffectual and one of the parties resorts to arbitration, the party shall submit a written request for arbitration to the tribunal Labor Dispute Arbitration Committee within 60 days from the occurrence of the dispute; if refusing to accept the arbitration judgment, the concerned party may file a lawsuit case to the local people’s court.

X.	Other Matters Agreed by Both Parties

XI.	Misc.

Article 24
Other matters not covered herein shall be handled in accordance with the current state laws, statues and regulations and the Company’s Employee Handbook, or  be resolved through consultation of both parties.

Article 25	This contract is in duplicates, with one to each party.

Party A (Seal): Rise King Century Technology Development (Beijing) Co., Ltd. (seal print present)
Legal Representative (Signature/Seal):  ZHANG Zhige (signature present)
Date of Execution: April 1, 2009

Party B (Signature/Seal): CHENG Handong (signature present)
Date of Execution: April 1, 2009